Exhibit 99.1
Pride International, Inc.
Consolidated Balance Sheets
(In millions, except par value)

	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$45.8	$485.0
Trade receivables, net	291.8	200.3
Deferred income taxes	15.5	10.1
Other current assets	111.1	127.3

Total current assets	464.2	822.7

PROPERTY AND EQUIPMENT	7,796.4	7,337.0
Less: accumulated depreciation	1,423.3	1,375.8

Property and equipment, net	6,373.1	5,961.2
OTHER ASSETS, NET	88.2	87.8

Total assets	$6,925.5	$6,871.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$30.3	$30.3
Accounts payable	111.1	112.3
Accrued expenses and other current liabilities	211.8	217.0

Total current liabilities	353.2	359.6

OTHER LONG-TERM LIABILITIES	101.3	101.5

LONG-TERM DEBT, NET OF CURRENT PORTION	1,826.4	1,833.4

DEFERRED INCOME TAXES	65.6	60.9

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value; 50.0 shares authorized; none issued	—	—
Common stock, $0.01 par value; 400.0 shares authorized; 179.2 and 176.9 shares issued; 178.0 and 175.8 shares outstanding	1.8	1.8
Paid-in capital	2,140.1	2,103.0
Treasury stock, at cost; 1.2 and 1.1 shares	(27.2)	(21.8)
Retained earnings	2,460.0	2,429.9
Accumulated other comprehensive income	4.3	3.4

Total stockholders’ equity	4,579.0	4,516.3

Total liabilities and stockholders’ equity	$6,925.5	$6,871.7

The accompanying notes are an integral part of the consolidated financial statements.

Pride International, Inc.
Consolidated Statements of Operations
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010

REVENUES
Revenues, excluding reimbursable revenues	$386.1	$357.4
Reimbursable revenues	7.4	5.4

	393.5	362.8

COSTS AND EXPENSES
Operating costs, excluding depreciation	256.7	200.9
Reimbursable costs	6.5	4.2
Depreciation	53.0	42.1
General and administrative, excluding depreciation	35.5	29.5
Gain on sales of assets, net	—	(0.2)

	351.7	276.5

EARNINGS FROM OPERATIONS	41.8	86.3

OTHER INCOME (EXPENSE), NET
Interest expense, net of amounts capitalized	(4.7)	—
Interest income	0.6	0.2
Other income (expense), net	(3.8)	8.9

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	33.9	95.4
INCOME TAXES	(3.0)	(14.7)

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	30.9	80.7
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(0.8)	(7.7)

NET INCOME	$30.1	$73.0

BASIC EARNINGS PER SHARE:
Income from continuing operations attributable to common shareholders	$0.17	$0.45
Loss from discontinued operations	—	(0.04)

Net income	$0.17	$0.41

DILUTED EARNINGS PER SHARE:
Income from continuing operations attributable to common shareholders	$0.17	$0.45
Loss from discontinued operations	—	(0.04)

Net income	$0.17	$0.41

SHARES USED IN PER SHARE CALCULATIONS
Basic	177.1	175.4
Diluted	178.2	175.9
The accompanying notes are an integral part of the consolidated financial statements.

Pride International, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	Three Months Ended
	March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30.1	$73.0
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	53.0	42.1
Amortization and write-offs of deferred financing costs	1.0	0.6
Amortization of deferred contract liabilities	(1.5)	(13.4)
Gain on sales of assets, net	—	(0.2)
Deferred income taxes	(0.8)	2.2
Excess tax benefits from stock-based compensation	—	(2.6)
Stock-based compensation	9.6	8.1
Other, net	0.1	0.2
Net effect of changes in operating accounts (See Note 12)	(88.5)	(11.3)
Increase (decrease) in deferred revenue	7.5	(0.9)
Increase in deferred expense	5.6	2.4

NET CASH FLOWS FROM OPERATING ACTIVITIES	16.1	100.2
CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	(474.1)	(516.7)
Proceeds from dispositions of property and equipment	—	0.4

NET CASH FLOWS USED IN INVESTING ACTIVITIES	(474.1)	(516.3)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of borrowings	(7.1)	(7.1)
Net proceeds from employee stock transactions	25.9	4.3
Excess tax benefits from stock-based compensation	—	2.6

NET CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES	18.8	(0.2)
Decrease in cash and cash equivalents	(439.2)	(416.3)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	485.0	763.1

CASH AND CASH EQUIVALENTS, END OF PERIOD	$45.8	$346.8

The accompanying notes are an integral part of the consolidated financial statements.

Pride International, Inc.
Notes to Unaudited Consolidated Financial Statements
NOTE 1. GENERAL
Nature of Operations
Pride International, Inc. (“Pride,” “we,” “our,” or “us”) is a leading international provider of offshore contract drilling services. We provide these services to oil and natural gas exploration and production companies through the operation and management of 26 offshore rigs. We also have two ultra-deepwater drillships under construction.
Basis of Presentation
Our unaudited consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. We believe that the presentation and disclosures herein are adequate to make the information not misleading. In the opinion of management, the unaudited consolidated financial information included herein reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods presented. These unaudited consolidated financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto included in our annual report on Form 10-K for the year ended December 31, 2010. The results of operations for the interim periods presented herein are not necessarily indicative of the results to be expected for a full year or any other interim period.
In the notes to the unaudited consolidated financial statements, all dollar and share amounts, other than per share amounts, in tabulations are in millions of dollars and shares, respectively, unless otherwise noted.
Management Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We evaluate our estimates and assumptions on a regular basis, including those related to revenue recognition, property and equipment, income taxes, stock-based compensation and contingencies. We base our estimates and assumptions on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.
Fair Value Accounting
We use fair value measurements to record fair value adjustments to certain financial and nonfinancial assets and liabilities and to determine fair value disclosures. Our foreign currency forward contracts are recorded at fair value on a recurring basis. See Note 5 — Financial Instruments.
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, we use various valuation techniques and assumptions when estimating fair value. For accounting disclosure purposes, a three-level valuation hierarchy of fair value measurements has been established. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.
When determining the fair value measurements for assets and liabilities required or permitted to be recorded or disclosed at fair value, we consider the principal or most advantageous market in which we would transact and consider assumptions that market participants would use when pricing the asset or liability. When possible, we look to active and observable markets to price identical assets or liabilities. When identical assets and liabilities are not traded in active markets, we look to market observable data for similar assets and liabilities. Nevertheless, certain assets and liabilities are not actively traded in observable markets, and we are required to use alternative valuation techniques to derive an estimated fair value measurement.

Comprehensive Income
A reconciliation of net income to comprehensive income is as follows:

	Three Months Ended
	March 31,
	2011	2010

Net Income	$30.1	$73.0
Other comprehensive gains (losses), net of tax
Foreign currency translation	0.7	0.4
Foreign currency hedges	0.2	(0.1)
Defined benefit plan	—	(1.3)

Comprehensive Income	$31.0	$72.0

Reclassifications
Certain reclassifications have been made to the prior year’s consolidated financial statements to conform with the current year presentation.
NOTE 2. DISCONTINUED OPERATIONS AND OTHER DIVESTITURES
Discontinued Operations
We reclassify, from continuing operations to discontinued operations, for all periods presented, the results of operations for any component either held for sale or disposed of. We define a component as comprising operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of our operations. A component may be a reportable segment, an operating segment, a reporting unit, a subsidiary or an asset group. Such reclassifications had no effect on our net income or stockholders’ equity.
Seahawk Spin-off and Subsequent Bankruptcy Filing
On August 24, 2009, we completed the spin-off of Seahawk Drilling, Inc. (“Seahawk”), which holds the assets and liabilities that were associated with our mat-supported jackup rig business. In the spin-off, our stockholders received 100% (approximately 11.6 million shares) of the outstanding common stock of Seahawk by way of a pro rata stock dividend. Each of our stockholders of record at the close of business on August 14, 2009 received one share of Seahawk common stock for every 15 shares of our common stock held by such stockholder and cash in lieu of any fractional shares of Seahawk common stock to which such stockholder otherwise would have been entitled.
The following table presents selected information regarding the results of operations of our former mat-supported jackup business:

	Three Months Ended
	March 31,
	2011	2010
Revenues	$—	$—

Loss before taxes	(0.4)	(0.6)
Income taxes	(0.4)	0.2

Loss from discontinued operations	$(0.8)	$(0.4)

In connection with the spin-off, we made a cash contribution to Seahawk of approximately $47.3 million to achieve a targeted working capital for Seahawk as of May 31, 2009 of $85 million. We and Seahawk also agreed to indemnify each other for certain liabilities that may arise or be incurred in the future attributable to our respective businesses. As of March 31, 2011, we had receivables from Seahawk of $23.6 million and an allowance of $7.3 million, which were included in other current assets, primarily related to a transition services agreement and management agreements for the operation of the Pride Wisconsin and the Pride Tennessee in connection with the spin-off.
In February 2011, Seahawk and several of its affiliates filed for protection under Chapter 11 of the Bankruptcy Code. In the bankruptcy filings, we were listed as Seahawk’s largest unsecured creditor with a contingent, disputed, and unliquidated claim in the amount of approximately $16 million. The debt was listed as a trade payable, subject to setoff. The Seahawk debtors filed motions to sell substantially all of their assets and to obtain debtor-in-possession financing. The purchaser in the asset sale is Hercules Offshore, Inc. and its affiliate SD Drilling LLC, which agreed to pay base aggregate consideration consisting of approximately $25 million in cash and 22,321,425 shares of Hercules common stock. On April 5, 2011, Seahawk’s bankruptcy court approved the sale to Hercules, and on April 27, 2011 the asset sale was consummated. Prior to the commencement of the bankruptcy, Seahawk indicated an intention to seek, among other things, (i) to reject its outstanding contracts with us, thereby replacing Seahawk’s future performance obligations under the contracts with general unsecured claims in the bankruptcy, (ii) to seek a judicial determination or estimation of all of our claims against Seahawk, including indemnity claims and contract damage claims, and (iii) to set off claims Seahawk alleges it is owed for spin-off transition and other matters against all amounts currently payable from Seahawk to us in respect of transition services and rig management services, and to seek to recover any positive balance after such netting. In addition, the bankruptcy laws permit a debtor in bankruptcy, under certain circumstances, to challenge pre-bankruptcy payments or transfers of the debtor’s assets if the debtor received less than reasonably equivalent value while insolvent, or if the transfers were made with the actual intent to hinder, delay or defraud a creditor, or were made while insolvent on account of a pre-existing debt that has the effect of preferring the transferee over the debtor’s other creditors during the so-called preference period. Authorized representatives of the bankruptcy estate could seek to challenge transactions effected in connection with the spin-off under the bankruptcy laws.
Sale of Latin America Land and E&P Services Segments
During the third quarter of 2007, we completed the disposition of our Latin America Land and E&P Services segments for $1.0 billion in cash. The purchase price was subject to certain post-closing adjustments for working capital and other indemnities. In December 2009, we filed suit against the buyer in the federal district court in the Southern District of New York to collect the final amount of the working capital adjustment payable by the buyer to us, plus interest, as determined in accordance with the purchase agreement, and the buyer made various counterclaims in the proceeding. All claims of the parties were settled in the first quarter of 2010, and the federal district court dismissed the claims with prejudice on March 10, 2010. From the closing date of the sale in the third quarter of 2007 through March 31, 2011, we recorded a total gain on disposal of $318.6 million, which included certain valuation adjustments for tax and other indemnities provided to the buyer and selling costs incurred by us. We have indemnified the buyer for certain obligations that may arise or be incurred in the future by the buyer with respect to the business. We believe it is probable that some of these indemnified liabilities will be settled with the buyer in cash. Our total estimated gain on disposal of assets includes an $8.1 million liability, based on our fair value estimates for the indemnities, and a $6.7 million asset for the cash value of tax benefits related to tax overpayments that the buyer will owe us when the benefits are realized. In the first quarter of 2010, we recorded a $6.8 million charge to the gain on disposal in connection with the re-measurement of a remaining indemnity that resulted from a foreign exchange fluctuation. The expected settlement dates for the remaining tax indemnities may vary from within one year to several years. Our final gain may be materially affected by the final resolution of these matters.

NOTE 3. PROPERTY AND EQUIPMENT
Property and equipment consisted of the following:

	March 31,	December 31,
	2011	2010

Rigs and rig equipment	$6,175.1	$5,256.1
Construction-in-progress — newbuild drillships	1,332.4	1,788.8
Construction-in-progress — other	200.8	204.8
Other	88.1	87.3

Property and equipment, cost	7,796.4	7,337.0
Accumulated depreciation	(1,423.3)	(1,375.8)

Property and equipment, net	$6,373.1	$5,961.2

NOTE 4. DEBT
Debt consisted of the following:

	March 31,	December 31,
	2011	2010

Senior unsecured revolving credit facility	$—	$—
8 1/2% Senior Notes due 2019, net of unamortized discount of $1.6 million and $1.6 million, respectively	498.4	498.4
6 7/8% Senior Notes due 2020	900.0	900.0
7 7/8% Senior Notes due 2040	300.0	300.0
MARAD notes, net of unamortized fair value discount of $1.3 million and $1.4 million, respectively	158.3	165.3

Total debt	1,856.7	1,863.7
Less: current portion of long-term debt	30.3	30.3

Long-term debt	$1,826.4	$1,833.4

Amounts drawn under the senior unsecured revolving credit facility are available in U.S. dollars or euros and bear interest at variable rates based on either LIBOR plus a margin that varies based on our credit rating or the alternative base rate as defined in the agreement. As of March 31, 2011, there were no borrowings or letters of credit outstanding under the credit facility and availability was $750.0 million.
NOTE 5. FINANCIAL INSTRUMENTS
Fair Value of Financial Instruments
Our financial instruments include cash and cash equivalents, accounts receivable, accounts payable, foreign currency forward contracts and debt. Our cash and cash equivalents, accounts receivable and accounts payable are by their nature short-term. As a result, the carrying value included in the accompanying consolidated balance sheets approximate fair value. The estimated fair value of our debt at March 31, 2011 and December 31, 2010 was $2,166.9 million and $2,030.2 million, respectively, which differs from the carrying amounts of $1,856.7 million and $1,863.7 million, respectively, included in our consolidated balance sheets. The fair value of our debt has been estimated based on quarter- and year-end quoted market prices.

The following table presents our financial instruments measured at fair value on a recurring basis at March 31, 2011 and December 31, 2010:

		Quoted Prices	Significant	Significant
		in	Other	Unobservable
		Active Markets	Observable Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
March 31, 2011
Derivative Financial Instruments
Foreign currency forward contracts	$0.2	$—	$0.2	$—

December 31, 2010
Derivative Financial Instruments
Foreign currency forward contracts	$—	$—	$—	$—
The foreign currency forward contracts have been valued using a combined income and market-based valuation methodology based on forward exchange curves and credit. These curves are obtained from independent pricing services reflecting broker market quotes.
There were no transfers between Level 1 and Level 2 of the fair value hierarchy or any changes in the valuation techniques used during the quarter ended March 31, 2011.
Cash Flow Hedging
We have a foreign currency hedging program to mitigate the change in value of forecasted payroll transactions and related costs denominated in euros. We are hedging a portion of these payroll and related costs using forward contracts. When the U.S. dollar strengthens against the euro, the decline in the value of the forward contracts is offset by lower future payroll costs. Conversely, when the U.S. dollar weakens, the increase in value of forward contracts offsets higher future payroll costs. When effective, these transactions should generate cash flows that directly offset the cash flow effect from changes in the value of our forecasted euro-denominated payroll transactions. The maximum amount of time that we are hedging our exposure to euro-denominated forecasted payroll costs is six months. The aggregate notional amount of these forward contracts, expressed in U.S. dollars, was $5.7 million at March 31, 2011.
All of our foreign currency forward contracts were accounted for as cash flow hedges under Accounting Standards Codification Topic 815, Derivatives and Hedging. The fair market value of these derivative instruments is included in other current assets or accrued expenses and other current liabilities, with the cumulative unrealized gain or loss included in accumulated other comprehensive income in our consolidated balance sheet. The payroll and related costs that are being hedged are included in accrued expenses and other current liabilities in our consolidated balance sheet, with the realized gain or loss associated with the revaluation of these liabilities from euros to U.S. dollars included in other income (expense). Amounts recorded in accumulated other comprehensive income associated with the derivative instruments are subsequently reclassed into other income (expense) as earnings are affected by the underlying hedged forecasted transactions. The estimated fair market value of our outstanding foreign currency forward contracts resulted in an asset of approximately $0.2 million at March 31, 2011. Hedge effectiveness is measured quarterly based on the relative cumulative changes in fair value between derivative contracts and the hedged item over time. Any change in fair value resulting from ineffectiveness is recognized immediately in earnings and recorded to other income (expense). We did not recognize a gain or loss due to hedge ineffectiveness in our consolidated statements of operations for the three months ended March 31, 2011 related to these derivative instruments.

The balance of the net unrealized gain (loss) related to our foreign currency forward contracts in accumulated other comprehensive income is as follows:

	Three Months Ended
	March 31,
	2011	2010
Net unrealized gain (loss) at beginning of period	$—	$(0.1)
Activity during period:
Settlement of forward contracts outstanding at beginning of period	—	—
Net unrealized gain (loss) on outstanding foreign currency forward contracts	0.2	(0.2)

Net unrealized gain (loss) at end of period	$0.2	$(0.3)

NOTE 6. INCOME TAXES
In accordance with generally accepted accounting principles, we estimate the full-year effective tax rate from continuing operations and apply this rate to our year-to-date income from continuing operations. In addition, we separately calculate the tax impact of unusual items, if any. For the three months ended March 31, 2011 and 2010, our consolidated effective tax rate for continuing operations was 8.8% and 15.4%, respectively. The lower tax rate for the 2011 period is principally the result of an increased proportion of income in lower tax jurisdictions.
NOTE 7. EARNINGS PER SHARE
The following table is a reconciliation of the numerator and the denominator of our basic and diluted earnings per share from continuing operations:

	Three Months Ended
	March 31,
	2011	2010
Income from continuing operations	$30.9	$80.7
Income from continuing operations allocated to non-vested share awards (participating securities)	(0.3)	(0.9)

Income from continuing operations — basic and diluted	$30.6	$79.8

Weighted average shares of common stock outstanding — basic	177.1	175.4
Stock options	0.8	0.5
Restricted stock awards	0.3	—

Weighted average shares of common stock outstanding — diluted	178.2	175.9

Income from continuing operations per share:
Basic	$0.17	$0.45
Diluted	$0.17	$0.45
For the three months ended March 31, 2011 and 2010, the calculation of weighted average shares of common stock outstanding — diluted excludes 0.9 million and 1.0 million, respectively, of shares of common stock issuable pursuant to outstanding stock options and certain restricted stock unit awards because their effect was anti-dilutive.
NOTE 8. STOCK-BASED COMPENSATION
Our employee stock-based compensation plans provide for the granting or awarding of stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards and cash awards to officers and other key employees. Directors may be granted or awarded the same types of awards as employees, except that directors may not be granted or awarded cash awards.
During the three months ended March 31, 2011, we granted approximately 452,000 stock options, solely to our officers, at a weighted average exercise price of $32.47. The weighted average grant date fair value per share of these option awards of $11.65 was estimated using the Black-Scholes-Merton option pricing model. There were no significant changes in the weighted average assumptions used to calculate the grant date fair value of stock option awards granted during the three months ended March 31, 2011 from those used in 2010 as reported in Note 10 of our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010.

During the three months ended March 31, 2011, we granted approximately 744,000 restricted stock units to directors, officers and other key employees. Of those restricted stock units, approximately 485,000 units vest ratably over three years, approximately 131,000 units vest ratably over three years and contain a performance criteria that requires we have positive EBITDA during any quarter of 2011, 78,000 units cliff vest in two years and 50,000 units vested immediately. The weighted average grant date fair value per share of the restricted stock units was $33.78, $32.47, $33.89 and $32.47, respectively.
During the three months ended March 31, 2011, we also granted approximately 185,000 performance-based restricted stock units (“PRSUs”) to certain officers. The PRSUs are subject to market-based performance criteria and vest in the number of units earned over three years. The weighted average grant date fair value for the PRSUs was $29.14. The market-based performance criteria are based upon our total stockholder return measured against the total stockholder return of a representative peer group of companies.
NOTE 9. COMMITMENTS AND CONTINGENCIES
FCPA Investigation
We have resolved with the U.S. Department of Justice and the Securities and Exchange Commission our previously disclosed investigations into potential violations of the U.S. Foreign Corrupt Practices Act. In December 2010, in connection with the settlements, we paid a total of $56.2 million in penalties, disgorgement and interest as described below. We had accrued this amount in the fourth quarter of 2009.
The settlement with the DOJ included a deferred prosecution agreement (“DPA”) between us and the DOJ and a guilty plea by our French subsidiary, Pride Forasol S.A.S., to FCPA-related charges. Under the DPA, the DOJ agreed to defer the prosecution of certain FCPA-related charges against us and agreed not to bring any further criminal or civil charges against us or any of our subsidiaries related to either any of the conduct set forth in the statement of facts attached to the DPA or any other information we disclosed to the DOJ prior to the execution of the DPA. We agreed, among other things, to continue to cooperate with the DOJ, to continue to review and maintain our anti-bribery compliance program and to submit to the DOJ three annual written reports regarding our progress and experience in maintaining and, as appropriate, enhancing our compliance policies and procedures. If we comply with the terms of the DPA, the deferred charges against us will be dismissed with prejudice. If, during the term of the DPA, the DOJ determines that we have committed a felony under federal law, provided deliberately false information or otherwise breached the DPA, we could be subject to prosecution and penalties for any criminal violation of which the DOJ has knowledge, including the deferred charges.
In December 2010, pursuant to a plea agreement, Pride Forasol S.A.S. pled guilty in U.S. District Court to conspiracy and FCPA charges. Pride Forasol S.A.S. was sentenced to pay a criminal fine of $32.6 million and to serve a three-year term of organizational probation.
The SEC investigation was resolved in November 2010. Without admitting or denying the allegations in a civil complaint filed by the SEC, we consented to the entry of a final judgment ordering disgorgement plus pre-judgment interest totaling $23.6 million and a permanent injunction against future violations of the FCPA.
We have received preliminary inquiries from governmental authorities of certain of the countries referenced in our settlements with the DOJ and SEC. We could face additional fines, sanctions and other penalties from authorities in these and other relevant foreign jurisdictions, including prohibition of our participating in or curtailment of business operations in those jurisdictions and the seizure of rigs or other assets. At this early stage of such inquiries, we are unable to determine what, if any, legal liability may result. Our customers in those jurisdictions could seek to impose penalties or take other actions adverse to our interests. We could also face other third-party claims by directors, officers, employees, affiliates, advisors, attorneys, agents, stockholders, debt holders, or other interest holders or constituents of our company. For additional information regarding a stockholder demand letter and derivative cases with respect to these matters, please see the discussion below under “—Demand Letter and Derivative Cases.” In addition, disclosure of the subject matter of the investigations and settlements could adversely affect our reputation and our ability to obtain new business or retain existing business from our current clients and potential clients, to attract and retain employees and to access the capital markets. No amounts have been accrued related to any potential fines, sanctions, claims or other penalties referenced in this paragraph, which could be material individually or in the aggregate.

We cannot currently predict what, if any, actions may be taken by any other applicable government or other authorities or our customers or other third parties or the effect the actions may have on our results of operations, financial condition or cash flows, on our consolidated financial statements or on our business in the countries at issue and other jurisdictions.
Environmental Matters
We are currently subject to pending notices of assessment issued from 2002 to 2010 pursuant to which governmental authorities in Brazil are seeking fines in an aggregate amount of approximately $1.7 million, based on exchange rates as of March 31, 2011, for releases of drilling fluids from rigs operating offshore Brazil. We are contesting these notices. We intend to defend ourselves vigorously and, based on the information available to us at this time, we do not expect the outcome of these assessments to have a material adverse effect on our financial position, results of operations or cash flows; however, there can be no assurance as to the ultimate outcome of these assessments. As of March 31, 2011, we have an accrual of $1.7 million for potential liability related to these matters.
We are currently subject to a pending administrative proceeding initiated in July 2009 by a governmental authority of Spain pursuant to which such governmental authority is seeking payment in an aggregate amount of approximately $4 million for an alleged environmental spill originating from the Pride North America while it was operating offshore Spain. We expect to be indemnified for any payments resulting from this incident by our client under the terms of the drilling contract. The client has posted guarantees with the Spanish government to cover potential penalties. In addition, a criminal investigation of the incident was initiated by a prosecutor in Tarragona, Spain in July 2010, and the administrative proceedings have been suspended pending the outcome of this investigation. We do not know at this time what, if any, involvement we may have in this investigation. We intend to defend ourselves vigorously in the administrative proceeding and any criminal investigation of us and, based on the information available to us at this time, we do not expect the outcome of the proceedings to have a material adverse effect on our financial position, results of operations or cash flows; however, there can be no assurance as to the ultimate outcome of the proceedings.
Demand Letter and Derivative Cases
In June 2009, we received a demand letter from counsel representing Kyle Arnold. The letter states that Mr. Arnold is one of our stockholders and that he believes that certain of our current and former officers and directors violated their fiduciary duties related to the issues described above under “—FCPA Investigation.” The letter requests that our board of directors take appropriate action against the individuals in question. In September 2009, in response to this letter, the board of directors formed a special committee, which retained independent counsel to advise it. The committee commenced an evaluation of the issues raised by the letter in an effort to determine a course of action for the company.
Subsequent to the receipt of the demand letter, on October 14, 2009, Mr. Arnold filed suit in the state court of Harris County, Texas against us and certain of our current and former officers and directors. The lawsuit, like the demand letter, alleged that the individual defendants breached their fiduciary duties to us related to the issues described above under “—FCPA Investigation.” Among other remedies, the lawsuit sought damages in an unspecified amount and equitable relief against the individual defendants, along with an award of attorney fees and other costs and expenses to the plaintiff. On October 16, 2009, the plaintiff dismissed the lawsuit without prejudice, but the demand letter referenced above remains in effect.
On April 14, 2010, Edward Ferguson, a purported stockholder of Pride, filed a derivative action in the state court of Harris County, Texas against all of our current directors and us, as nominal defendant. The lawsuit alleges that the individual defendants breached their fiduciary duties to us related to the issues described above under “—FCPA Investigation.” Among other remedies, the lawsuit seeks damages in an unspecified amount and equitable relief against the individual defendants, along with an award of attorney fees and other costs and expenses to the plaintiff. On April 15, 2010, Lawrence Dixon, another purported stockholder, filed a substantially similar lawsuit in the state court of Harris County, Texas against the same defendants. These two lawsuits have been consolidated. The parties agreed to a deferral of the matter to await further developments in the FCPA investigation. After the conclusion of that investigation (see “—FCPA Investigation”), the plaintiffs filed a consolidated amended petition on January 18, 2011, raising allegations substantially similar to those made in the prior lawsuits.

On February 9, 2011, the plaintiffs filed a further amendment to their petition adding claims related to our proposed merger with Ensco plc. Please read Note 13 of our Consolidated Financial Statements for additional information about the transaction. In this latest amendment, the plaintiffs contend that the proposed merger was motivated by a desire to extinguish the alleged liability related to the derivative action. The plaintiffs also contend that the proposed merger does not provide fair value to our stockholders, and that various provisions of the merger agreement are improperly designed to prevent any competing bids. The plaintiffs assert claims for breach of fiduciary duty, aiding and abetting such breaches, abuse of control and mismanagement. They contend that their breach of fiduciary duty claim with respect to the proposed merger should be certified as a class action, that the merger agreement should be declared unenforceable, and that the proposed merger should be enjoined. The plaintiffs seek unspecified damages and other relief as well. On March 4, 2011, the defendants filed special exceptions alleging that plaintiffs did not have standing to bring their derivative claims on behalf of Pride because they failed to make a demand to the board of directors and failed to adequately plead demand futility. On March 23, 2011, the plaintiffs filed a second amendment to their petition alleging that our current directors also breached their fiduciary duties by failing to disclose material information or making materially inadequate disclosures concerning the proposed merger in the registration statement on Form S-4. On April 14, 2011, the Harris County District Court entered an order consolidating these actions with the Abrams and Astor lawsuits (described below) under the case styled as Ferguson v. Raspino, et al., Cause No. 2010-23805.
In December 2010, the special committee completed its evaluation of the issues surrounding the FCPA investigation. The committee analyzed the issues raised by the demand letter and the then pending lawsuits and conducted its own investigation into the matter. The committee concluded that it was not in the interest of our company or our stockholders to pursue litigation related to the matter. These conclusions were summarized for the board of directors in December 2010. On January 28, 2011, the special committee met and evaluated whether the allegations raised in the amended petition in the Ferguson matter filed on January 18, 2011 raised any issues that would alter its conclusion. The committee determined that the new filing did not alter its conclusion that litigation of these matters was not in the interest of our company or our stockholders and that such litigation should not be pursued. On February 14, 2011, we received the report of the special committee dated December 8, 2010, as well as committee minutes reflecting the conclusions reached in the meeting of January 28, 2011.
On February 9, 2011, Cary Abrams, a purported stockholder of Pride, filed a class action petition in state court in Harris County, Texas requesting temporary and permanent injunctive relief enjoining the proposed merger with Ensco and rescission of the merger if consummated. On February 10, 2011, Astor BK Realty Trust, another purported stockholder of Pride, filed a substantially similar lawsuit in Harris County, Texas. The lawsuits allege that all of our current directors breached their fiduciary duties by agreeing to inadequate consideration for our stockholders and by approving a merger agreement that includes deal protection devices allegedly designed to ensure that we will not receive a superior offer. The lawsuits also allege that we and Ensco aided and abetted the directors in the breaches of their fiduciary duties. The plaintiffs seek unspecified damages and other relief as well. On March 29, 2011, the plaintiffs filed a joint amendment to their petitions alleging that Pride’s current directors also breached their fiduciary duties by failing to disclose material information or making materially inadequate disclosures concerning the proposed merger in the registration statement on Form S-4. On April 14, 2011, the Harris County District Court entered an order consolidating these actions with the previously consolidated Ferguson and Dixon (described above) under the case styled as Ferguson v. Raspino, et al., Cause No. 2010-23805.

On February 10, 2011, Saratoga Advantage Trust, a purported stockholder of Pride, filed a class action complaint in the Delaware Court of Chancery seeking preliminary and permanent injunctive relief enjoining the proposed merger with Ensco. On February 17, 2011, Elizabeth Wiggs-Jacques, another purported stockholder of Pride, filed a substantially similar lawsuit in the Delaware Court of Chancery. On March 1, 2011, Barry Smith, another purported stockholder of Pride, filed a substantially similar suit in the Delaware Court of Chancery. The plaintiffs allege that all of our current directors breached their fiduciary duties by approving the merger agreement because it provides inadequate consideration to our stockholders and contains provisions designed to ensure that we will not receive a competing superior proposal. The plaintiffs also allege that we and Ensco aided and abetted the directors in purportedly breaching their fiduciary duties. In addition, the plaintiffs seek rescission of the merger should it be consummated, as well as other unspecified equitable relief. On March 9, 2011, Elizabeth Wiggs-Jacques amended her complaint adding allegations that Pride’s current directors failed to disclose material information concerning the proposed merger in the registration statement on Form S-4. Also on March 9, 2011, Elizabeth Wiggs-Jacques filed a motion for preliminary injunction with a briefing schedule on the merits to be determined by the Court. On March 18, 2011, the Delaware Court of Chancery entered an order consolidating the three actions, which is captioned In re Pride International, Inc. Shareholders Litigation, Consolidated C.A. No. 6201-VCS. On April 11, 2011, the defendants filed motions to dismiss the Delaware actions with a briefing schedule on the merits to be determined by the Court. A hearing on the plaintiffs’ motion for preliminary injunction has been scheduled.
On March 8, 2011, Booth Family Trust, a purported stockholder of Pride, filed a class action complaint in U.S. District Court for the Southern District of Texas (Houston Division) requesting injunctive relief preventing the consummation of the merger, a directive to our current directors to exercise their fiduciary duties to obtain a transaction in the best interests of our stockholders and rescission of the merger agreement to the extent it has been implemented. The lawsuit alleges that the defendants violated the Exchange Act by making untrue statements of material fact and omitting to state material facts necessary to make the statements that were made in the registration statement on Form S-4 not misleading. The lawsuit further alleges that all of our current directors breached their fiduciary duties by agreeing to inadequate consideration for our stockholders and by approving the merger agreement without regard to the effect of the transaction on our stockholders. The lawsuit also alleges that we and Ensco aided and abetted the directors in the breaches of their fiduciary duties. The plaintiffs seek unspecified damages and other relief. On April 21, 2011, the defendants moved to dismiss this action and, in the alternative, requested a stay of the plaintiff’s state law claims pending the resolution of the previously filed cases in the Delaware Court of Chancery and the state courts of Harris County, Texas.
We believe that the claims stated in the complaints relating to the merger are all without merit, and we intend to defend such actions vigorously.
Seahawk Tax-Related Credit Support
In 2006, 2007 and 2009, Seahawk received tax assessments from the Mexican government related to the operations of certain of Seahawk’s subsidiaries. Pursuant to local statutory requirements, Seahawk has provided and may provide additional surety bonds, letters of credit, or other suitable collateral to contest these assessments. Pursuant to a tax support agreement between us and Seahawk, we agreed, at Seahawk’s request, to guarantee or indemnify the issuer of any such surety bonds, letters of credit, or other collateral issued for Seahawk’s account in respect of such Mexican tax assessments made prior to the spin-off date. The amount of the assessments could total up to approximately $170.5 million, based on exchange rates as of March 31, 2011. On September 15, 2010, Seahawk requested that we provide credit support for four letters of credit issued for the appeals of four of Seahawk’s tax assessments. The amount of the request totaled approximately $50.3 million, based on exchange rates as of March 31, 2011. On October 28, 2010, we provided credit support in satisfaction of this request. As of March 31, 2011, we have an accrual of $1.7 million related to this matter, which represents the fair value of our guarantee. Pursuant to the tax support agreement, Seahawk is required to pay us a fee based on the actual credit support provided. Seahawk’s quarterly fee payment due on December 31, 2010 was not made, which had the effect of terminating Pride’s obligation to provide further credit support under the tax support agreement. Further, on February 9, 2011, we sent a demand letter to Seahawk which notified them of their breach of this agreement, and we requested cash-collateralization from them for the credit support that we previously provided on their behalf, as permitted under the terms of the agreement. In connection with its bankruptcy filing, Seahawk is seeking to terminate its reimbursement obligations under the tax support agreement, and we have filed a proof of claim in Seahawk’s bankruptcy for all damages arising from or relating to Seahawk’s repudiation of its obligations under the tax support agreement.

Other
We are routinely involved in other litigation, claims and disputes incidental to our business, which at times involve claims for significant monetary amounts, some of which would not be covered by insurance. In the opinion of management, none of the existing litigation will have a material adverse effect on our financial position, results of operations or cash flows. However, a substantial settlement payment or judgment in excess of our accruals could have a material adverse effect on our financial position, results of operations or cash flows.
In the normal course of business with customers, vendors and others, we have entered into letters of credit and surety bonds as security for certain performance obligations that totaled approximately $556.0 million at March 31, 2011, including the credit support that we have provided for the Seahawk letters of credit. These letters of credit and surety bonds are issued under a number of facilities provided by several banks and other financial institutions.
NOTE 10. RESTRUCTURING COSTS
During the fourth quarter of 2010, we initiated a plan to open a regional headquarter for the Eastern hemisphere in the Netherlands and to consolidate our offices in France in order to reduce costs and improve operating efficiencies. The restructuring effort contemplates reallocating work to other offices, closing down one office and reducing our workforce in France. We expect the restructuring to be completed in the fourth quarter of 2011 and the associated costs to be paid using cash from operations.
The total cost of this restructuring is estimated to be approximately $20 million, net of amounts recoverable under our insurance policies, primarily related to payments to be made under ongoing and one-time termination benefit arrangements, of which $0.8 million has been accrued as of March 31, 2011 and is included in accrued expenses and other current liabilities in our consolidated balance sheet. We are required to make estimates and assumptions in calculating restructuring accruals and the details of our plan are subject to the approval of a local labor inspector. To the extent our assumptions and estimates differ from actual termination arrangements and benefits, subsequent adjustments to the accrual and total cost estimate will be required.
NOTE 11. SEGMENT AND OTHER INFORMATION
We organize our reportable segments based on water depth operating capabilities of our drilling rigs. Our reportable segments include Deepwater, which consists of our drillships and semisubmersible rigs capable of drilling in water depths of 4,500 feet and greater; Midwater, which consists of our semisubmersible rigs capable of drilling in water depths of 4,499 feet or less; and Independent Leg Jackup, which consists of our jackup rigs capable of operating in water depths up to 300 feet. We also manage the drilling operations for deepwater rigs, which are included in a non-reported operating segment along with corporate costs and other operations. The accounting policies for our segments are the same as those described in Note 1 of our Consolidated Financial Statements.

Summarized financial information for our reportable segments are as follows:

	Three Months Ended
	March 31,
	2011	2010
Deepwater revenues:
Revenues, excluding reimbursables	$254.9	$217.9
Reimbursable revenues	4.2	2.9

Total Deepwater revenues	259.1	220.8

Midwater revenues:
Revenues, excluding reimbursables	98.8	93.8
Reimbursable revenues	0.5	0.4

Total Midwater revenues	99.3	94.2

Independent Leg Jackups revenues:
Revenues, excluding reimbursables	17.0	31.4
Reimbursable revenues	0.1	0.2

Total Independent Leg Jackups revenues	17.1	31.6
Other	18.0	16.2
Corporate	—	—

Total revenues	$393.5	$362.8

Earnings (loss) from continuing operations:
Deepwater	$78.3	$87.5
Midwater	8.9	30.9
Independent Leg Jackups	(7.1)	(1.2)
Other	(0.7)	0.6
Corporate	(37.6)	(31.5)

Total	$41.8	$86.3

Capital expenditures:
Deepwater	$456.1	$490.7
Midwater	5.2	12.4
Independent Leg Jackups	4.9	8.5
Other	4.0	0.2
Corporate	3.9	4.7
Discontinued operations		0.2

Total	$474.1	$516.7

Depreciation:
Deepwater	$30.5	$20.7
Midwater	12.5	12.0
Independent Leg Jackups	8.3	7.5
Other	0.1	0.1
Corporate	1.6	1.8

Total	$53.0	$42.1

We measure segment assets as property and equipment. Our total long-lived assets, net, by segment as of March 31, 2011 and December 31, 2010 were as follows:

	March 31,	December 31,
	2011	2010
Total long-lived assets:
Deepwater	$5,245.0	$4,826.7
Midwater	709.0	716.3
Independent Leg Jackups	261.3	266.5
Other	22.2	19.0
Corporate	135.6	132.7

Total	$6,373.1	$5,961.2

For the three months ended March 31, 2011 and 2010, we derived 87% and 98%, respectively, of our revenues from countries outside of the United States.
Revenues, as a percentage of total consolidated revenues, from our customers for the three months ended March 31, 2011 and 2010 that contributed more than 10% of total consolidated revenues were as follows:

	Three Months Ended
	March 31,
	2011	2010
Petroleos Brasileiro S.A.	37%	39%
BP America and affiliates	18%	12%
Total S.A.	16%	18%
OGX Petróleo e Gás Ltda	13%	9%
NOTE 12. OTHER SUPPLEMENTAL INFORMATION
Supplemental cash flows and non-cash transactions were as follows:

	Three Months Ended
	March 31,
	2011	2010
Decrease (increase) in:
Trade receivables	$(91.4)	$(10.0)
Other current assets	15.0	54.3
Other assets	(1.2)	12.7
Increase (decrease) in:
Accounts payable	12.2	(10.0)
Accrued expenses	(25.0)	(51.0)
Other liabilities	1.9	(7.3)

Net effect of changes in operating accounts	$(88.5)	$(11.3)

Cash paid during the year for:
Interest	$47.5	$20.7
Income taxes	6.9	6.7
Change in capital expenditures in accounts payable	(13.5)	(10.2)

NOTE 13. MERGER WITH ENSCO
On February 6, 2011, we entered into a merger agreement with Ensco plc and two of its subsidiaries. Pursuant to the merger agreement and subject to the conditions provided in the agreement, we will merge with one of the subsidiaries and become an indirect, wholly owned subsidiary of Ensco. The combination will create the industry’s second-largest mobile offshore drilling fleet. On March 1, 2011, we entered into an amendment to the merger agreement, which revised the certification, exchange and settlement procedures under the merger agreement.
As a result of the merger, each outstanding share of our common stock (other than shares of our common stock held by us, Ensco or any of our respective wholly owned subsidiaries (which will be cancelled as a result of the merger), those shares with respect to which appraisal rights under Delaware law are properly exercised and not withdrawn and other shares held by certain U.K. residents if determined by Ensco) will be converted into the right to receive $15.60 in cash and 0.4778 American depositary shares, representing Class A ordinary shares of Ensco. Under certain circumstances, UK residents may receive all cash consideration as a result of compliance with legal requirements.
NOTE 14. SUBSEQUENT EVENTS
We have evaluated subsequent events through the issuance date of the unaudited consolidated financial statements and determined that there are no such events that require disclosure in this filing.